Exhibit 99

FOR IMMEDIATE RELEASE

3M Updates Second-Quarter Sales and Earnings Expectations

ST. PAUL, Minn. - July 7, 2006 - 3M (NYSE: MMM) today announced that second quarter sales would be approximately $5.7 billion, an increase of between 7.5 and 8 percent versus the second quarter of 2005. Organic local currency sales growth, which excludes the impact of acquisitions, divestitures and foreign currency fluctuations, is expected to be near the low end of the company’s previous guidance of 5 to 8 percent.

Second quarter reported earnings are expected to be within the company’s previously announced guidance of $1.14 to $1.17 per share, including net gains of approximately $0.08 to $0.10 per share due to the combination of positive benefits from income tax adjustments(a), partially offset by settlement costs of a previously disclosed antitrust class action(b) and costs related to the company’s current efforts to seek strategic alternatives for its branded pharmaceuticals business. Excluding these special items, earnings are expected to fall below previous expectations. In the second quarter of 2005, 3M reported earnings of $0.96 per share, which included a $0.10 per share charge related to the domestic reinvestment provisions of the American Jobs Creation Act of 2004(c).

This second quarter performance was impacted in large part by lower than expected sales volumes and higher than anticipated new capacity start-up costs in its optical systems division, a part of 3M’s Display and Graphics business segment. 3M develops and manufactures the world’s broadest line of proprietary optical films that enhance the brightness and viewing angle of all types of LCD displays.

“As other companies in the LCD industry have recently noted, the industry has experienced an increase in inventory levels over the last few months, particularly in desktop monitors, which has significantly impacted sales of 3M optical films,” said George W. Buckley, 3M Chairman, President and Chief Executive Officer. “Coincident with this, it appears the industry overestimated demand for LCD televisions in anticipation of the FIFA World Cup™ and has temporarily reduced production accordingly, also impacting sales of our optical films. Finally, as demand for LCD TV accelerates, we expect LCD film sales will increasingly follow more seasonal patterns, with revenues being lowest in the second quarter and higher in the third and fourth quarters in anticipation of the holiday season,” he added.

Buckley also noted that second quarter income would be negatively impacted by higher than expected start-up costs associated with the scale up of new multilayer optical film production capacity. “While manufacturing of multi-layer optical films is technically challenging, particularly in larger sizes, and start-up costs ran above plan in the quarter, we expect to resolve these issues as quickly as possible,” Buckley said. “This new optical film facility is designed to improve yields, accelerate run speeds and enhance our ability to satisfy growing demand for increasingly larger LCD TV screens,” he added. “3M’s capability remains unmatched in this category, and by continuously providing technology-driven solutions for customers, including the larger-format films from our new production facilities, 3M is well-positioned in this fast-growth industry.”

3M expects calendar year 2006 reported earnings to be in the range of $4.55 to $4.65 per share. Included in this estimate is the combination of the previously mentioned net gains of approximately $0.08 to $0.10 per share.

3M will release its complete second quarter financial results on Tuesday, July 25th. George W. Buckley, and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) on that day.

(a)          Second quarter tax adjustments are due to the resolution of certain tax audits in Europe and the United States and adjustments to tax accruals for all other open audit years.

(b)         3M entered into an agreement in principle during the second quarter to resolve the antitrust class action involving direct purchasers of transparent tape that as previously disclosed had been scheduled to start trial at the end of May. The settlement is conditioned on court approval, which will be sought promptly upon execution of final settlement documents and is expected to be granted later this year.

(c)          In 2005, 3M reinvested $1.8 billion of foreign earnings in the United States pursuant to the provisions of the American Jobs Creation Act of 2004. This act provided the company the opportunity to tax efficiently repatriate foreign earnings for U.S. qualifying investments specified in its domestic reinvestment plan. As a consequence, in the second quarter of 2005, 3M recorded a non-recurring charge of $75 million dollars, net of available foreign tax credits.

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating less productivity improvements than estimated; and (8) legal proceedings, including the outcome of pending Congressional action concerning asbestos-related litigation and other significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year-ended Dec. 31, 2005 (the “Report”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Report under Part I, Item 1A “Risk Factors.”  The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

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